Exhibit 5.1
Opinion and consent of Kramer Levin Naftalis & Frankel LLP
December 11, 2009
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, New York 11788
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Globecomm Systems, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,500,000 shares (the “2006 Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Registrant, subject to the Registrant’s 2006 Stock Incentive Plan (the “2006 Plan”) and 60,000 shares (the “Telaurus Shares”, the Telaurus Shares together with the 2006 Shares, collectively, the “Shares”) of Common Stock, subject to the Registrant’s Telaurus 2009 Special Equity Incentive Plan (the “Telaurus Plan”, together with the 2006 Plan, collectively the “Plans”).
     In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Plans, and the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant, and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.
     We have also examined and relied upon representations, statements, or certificates of public officials and officers and representatives of the Registrant.
     Based upon the foregoing, we are of the opinion that, assuming issuance of the Shares and payment therefor in accordance with the terms stated in the Plans, the Shares have been duly authorized and will be validly issued, fully paid and non-assessable.
     We express no opinion as to any laws other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, that in each case, in our experience, we recognize are normally applicable to transactions of the type contemplated by the Transaction Documents (the “Relevant Laws”).
     The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.
     This opinion letter is being delivered to you in connection with the transactions described in the Transaction Documents and may not be relied on or otherwise used by any other person or by you for any other purpose. Notwithstanding the foregoing, we hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Kramer Levin Naftalis & Frankel LLP
KRAMER LEVIN NAFTALIS & FRANKEL LLP

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